EXHIBIT 19.1

GRANITE POINT MORTGAGE TRUST INC.

INSIDER TRADING POLICY

A.PURPOSE
This Insider Trading Policy (the “Policy”) sets forth the guidelines with respect to transactions in the securities of Granite Point Mortgage Trust Inc. and its subsidiaries (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. This Policy has been adopted to promote compliance with applicable federal and state securities laws that prohibit certain persons who possess Material Nonpublic Information (defined below) about a company from trading in the securities of that company or providing Material Nonpublic Information to other persons who may trade on the basis of such information. The Chief Compliance Officer (defined below) may adopt such reasonable procedures as he or she deems appropriate for the implementation of this Policy.
B.PERSONS SUBJECT TO THE POLICY
This Policy applies to all Officers (defined below), Directors (defined below), employees and consultants of the Company (collectively, the “Covered Persons”), as well as any family members of such persons residing within the same household and to any entities over which such persons have investment influence or control, including any corporations, partnerships or trusts.
C.TRANSACTIONS SUBJECT TO THE POLICY
1.This Policy applies to any purchase, sale or other transfer (including gifts) (a “Transaction”) involving securities the Company has issued or may issue in the future, including common stock, preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company (collectively, the “Company Securities”), beneficially owned by a Covered Person. A beneficial owner is any person who, directly or indirectly, through any contract, arrangement, understanding or relationship, has or shares a direct or indirect pecuniary interest in securities. Pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction.
2.This Policy also applies to any Transactions in Company Securities effected by: (a) a Covered Person’s family members residing within the same household; and (b) any other persons or entities over which a Covered Person has investment influence or control, including any corporations, partnerships or trusts. For purposes of this Policy and applicable securities laws, any such Transactions should be treated as if they were for such Covered Person’s own account and must comply with this Policy, including the preclearance procedures set forth in Section F.
3.This Policy does not apply to Transactions in Company Securities in which a Covered Person or a Covered Person’s family member residing within the same household does not have the power to direct the purchase or sale of Company Securities and in which such Transactions are not subject to a Covered Person’s influence or control, such as transactions in mutual or hedge funds that are invested in Company Securities.
D.DEFINITIONS
1.“Chief Compliance Officer” means the Company’s General Counsel or such other person as may be appointed by the Company’s Board of Directors.
2.“Director” means a member of the Company’s Board of Directors.
3.“Material Nonpublic Information” is any information about a company that has not been generally disclosed to the marketplace, and which is likely to be considered important by reasonable investors in determining whether to trade in such securities. All information about the Company or its business plans is potentially Material Nonpublic Information until publicly disclosed by the Company and sufficient time has passed for the securities markets to digest the information. Similarly, information received about another company (while in the course of working for the Company) in circumstances indicating that such information is subject to a confidentiality agreement or arrangement or is otherwise not yet publicly disclosed should be considered Material Nonpublic Information and treated accordingly. Common examples of information that will frequently be regarded as material include: unannounced financial results; an earnings estimate or revision of a previously released earnings estimate; projections of future earnings, losses or dividends; changes in the

Company’s investments or investment strategy; a significant increase or decrease in earnings; the terms or existence of significant financing arrangements, or a default under the same; liquidity problems; major litigation; mergers or acquisitions; changes in dividend policies; the offering of additional securities; a significant cybersecurity incident; changes in the Company’s management or personnel making investment decisions; or other information that, if known, reasonably could influence investment decisions.
4.“Officer” means any officer of the Company as defined by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
5.“Window Period” means the period, if opened by the Company’s Chief Compliance Officer, after consultation with the chair of the Company’s Board of Directors and other members of the Company’s senior management team, beginning no earlier than the second business day following the release to the public of the Company’s quarterly earnings for the preceding fiscal quarter or the release of information pertaining to other significant information relating to the Company and ending on the earlier of (a) 30 calendar days after such release, (b) 30 calendar days prior to the end of the then current fiscal quarter or (c) such other date as determined by the Chief Compliance Officer. Notwithstanding the foregoing, the Company’s Board of Directors, the Chief Executive Officer or the Chief Compliance Officer may restrict transactions in Company Securities during a Window Period.
E.INDIVIDUAL RESPONSIBILITY
1.Each Covered Person shall be required to certify to the Chief Compliance Officer annually that such person has complied with this Policy at all times from the date hereof (or such lesser period as such person has been covered by this Policy).
2.Each Covered Person is responsible for assuring his or her compliance with this Policy and all applicable securities laws, rules and regulations.
3.Each Covered Person is responsible for assuring that any family members residing within the same household as such person and any entities controlled by such person comply with this Policy and all applicable securities laws, rules and regulations.
4.If any Covered Person has reason to believe that any person has traded on Material Nonpublic Information, such person should immediately report that action to the Chief Compliance Officer.
F.F. POLICIES AND PROCEDURES
1.General Policy. Except as set forth in Section 2, no Covered Person may engage in any Transaction involving Company Securities unless the following conditions are all satisfied (together, such conditions constituting the “General Policy”):
a.The Transaction occurs during a Window Period;
b.The Transaction occurs after the Covered Person obtained preclearance in accordance with the procedures set forth in Section F(3) below; and
c.The Transaction does not occur while the Covered Person is in possession of Material Nonpublic Information relating to the Company.
2.Exceptions to General Policy. Except as specifically set forth below, there are no exceptions to the General Policy. Transactions that may otherwise appear to be necessary or justifiable (such as the need to raise money for an emergency expenditure) or small Transactions, are not excepted from the General Policy.
a.Stock Option Exercises. The General Policy does not apply to the exercise of a stock option acquired pursuant to the Company’s equity compensation plans or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax obligations. However, the General Policy does apply to subsequent sales of stock received upon the option exercise.
b.Restricted Awards. The General Policy does not apply to the vesting of restricted stock or restricted stock units issued under the Company’s equity compensation plans or the withholding of stock to satisfy tax obligations arising from the vesting of such restricted stock or restricted stock units. Sales of stock to satisfy tax obligations arising from the vesting of such restricted stock or restricted stock units (“sell-to-cover” transactions) are also exempted from the General Policy so long as such sales have been arranged by the Company on the Covered Person’s behalf.

c.Dividend Reinvestment Plans. The General Policy does not apply to purchases of Company Securities under dividend reinvestment plans resulting from a Covered Person’s reinvestment of dividends paid on Company Securities.
d.Rule 10b5-1 Trading Plans. The General Policy does not apply to Transactions in Company Securities made pursuant to an arrangement meeting the conditions specified in Section F(4) below.
3.Preclearance and Reporting Procedures. The Company has established additional procedures to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of Material Nonpublic Information and to avoid the appearance of any impropriety.
a.Preclearance Requests. All Covered Persons must obtain preclearance for all Transactions in Company Securities (other than those excepted from the General Policy under Section 2) prior to entering into such Transaction by submitting a written request to the Legal Department. Once a Covered Person has formally requested preclearance, the Legal Department will notify the Covered Person promptly, but in any event within two business days, and will advise as to whether the Covered Person’s proposed Transaction has been approved. If a Covered Person receives approval, such approval is valid only until the end of the applicable Window Period so long as the Covered Person does not come into possession of Material Nonpublic Information. If a Covered Person’s proposed Transaction in Company Securities is not completed during the applicable Window Period, he or she will not be permitted to submit another preclearance request until the next Window Period. The Legal Department is under no obligation to approve a preclearance request and may determine not to permit the Transaction in its sole discretion. If a Covered Person submits a preclearance request and the request is denied, he or she is prohibited from initiating the proposed Transaction. b. Reporting Obligations. Additionally, if the Covered Person is a Director or Officer, he or she must immediately contact the Legal Department upon executing a Transaction in Company Securities to provide the details of the Transaction. This notification obligation applies even if preclearance of the Transaction was not required under this Policy (e.g., a Transaction executed pursuant to a Trading Plan, as defined below). Each Director and Officer shall comply with the filing requirements of Section 16(a) of the Exchange Act. If a Director or Officer does not timely report a Transaction in Company Securities, such person will be in violation of Section 16 of the Exchange Act. The Company maintains a system to assist Directors and Officers in the timely filing of all reports required by Section 16(a) of the Exchange Act. If applicable, each Director and Officer shall also comply with the reporting and other requirements contained in Rule 144 promulgated under the Securities Act of 1933, as amended, with the assistance of his or her broker.
4.Rule 10b5-1 Trading Plans. A Covered Person may enter into an arrangement providing for Transactions in Company Securities that are exempt from the General Policy (a “Trading Plan”) if the following conditions are met:
a.The Trading Plan is entered into (or modified) in good faith at a time when the Covered Person is not in possession of Material Nonpublic Information and only during a Window Period;
b.The Trading Plan meets all requirements for such arrangements specified in Rule 10b5-1 under the Exchange Act (including specified waiting periods and limitations on multiple overlapping plans and single trade plans);
c.Once the Trading Plan is adopted, the Covered Person operates the Trading Plan in compliance with the requirements specified in Rule 10b5-1 under the Exchange Act; and
d.The Chief Compliance Officer reviews and approves in writing the adoption, modification or termination of any Trading Plan.
5.Prohibited Transactions. Without limiting the generality of this Section F, the following Transactions in Company Securities are prohibited unless advance approval is obtained from the Chief Compliance Officer:
a.A Director or Officer who purchases Company Securities in the open market may not sell any Company Securities of the same class for at least six months following the purchase (or vice versa);
b.No Covered Person may engage in short sales of Company Securities (note that Section 16(c) of the Exchange Act prohibits short sales by Directors and Officers);
c.No Covered Person may purchase or sell puts or calls or other derivative securities on Company Securities;

d.No Covered Person may hold Company Securities in a margin account or pledge Company Securities as collateral for a loan; and
e.No Covered Person may enter into hedging or monetization transactions or similar arrangements (including prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities) with respect to Company Securities.
6.Other Restricted Activities
a.No Covered Person may disclose Material Nonpublic Information about the Company to (i) personnel within the Company whose jobs do not require them to have such information or (ii) to any person or entity outside of the Company, including but not limited to, family, friends, business or social acquaintances, investors or other third parties who are not agents of the Company, unless any such disclosure is made in accordance with the Company’s policies.
b.No Covered Person may recommend the purchase or sale of Company Securities.
c.No employee, Officer or consultant of the Company may engage in Transactions in any security of a company if that company’s name is on the Company’s restricted list, which list shall include the names of any company as to which one or more employees, Officers or consultants of the Company may possess Material Nonpublic Information.
d.No Covered Person who, in the course of working for the Company, learns of Material Nonpublic Information about another company (i) with which the Company does business, such as a vendor or business partner of the Company, or (ii) that is involved in a potential transaction or business relationship with the Company, may engage in Transactions in that company’s securities until the information becomes public or is no longer material.
e.No Covered Person may assist anyone engaged in the above activities.
7.Post-Termination Transactions. This Policy continues to apply to Transactions in Company Securities even after termination of service to the Company. If an individual is in possession of Material Nonpublic Information about the Company when his or her service terminates, that individual may not engage in Transactions in Company Securities until such information has become public or is no longer material.

This Policy was last approved and adopted by the Board of Directors on August 5, 2024.